Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Media Relations: Charles Coleman, (626) 302-7982
www.edisonnews.com

Investor Relations: Scott Cunningham, (626) 302-2540
www.edisoninvestor.com

Edison International Announces Completion of Debt

Refinancing by its Edison Mission Energy Unit and

Early Payment Date in Tender Offers of Subsidiaries

ROSEMEAD, Calif., May 7, 2007 — Edison International (NYSE:EIX) announced today that Edison Mission Energy (EME), an indirect subsidiary of its Edison Mission Group (EMG) subsidiary, has closed its previously announced private offering of $2.7 billion in aggregate principal amount of its Senior Notes. Edison International also announced an early payment date of May 7, 2007 in three previously announced cash tender offers and consent solicitations by its EMG subsidiary companies.  The tender offers and consent solicitations are scheduled to expire on May 15, 2007.

EME used the net proceeds of the offering of the Senior Notes, together with cash on hand, as follows:

•                  To purchase approximately $587.0 million in aggregate principal amount of its outstanding 7.73% Senior Notes due 2009 (the “EME 2009 Senior Notes”),

•                  To purchase $999.8 million in aggregate principal amount of the 8.75% Second Priority Senior Secured Notes due 2034 of its indirect subsidiary, Midwest Generation, LLC (MWG) (the “MWG Second Priority Senior Secured Notes”),

•                  To repay the outstanding amount of $327.8 million under MWG’s senior secured term loan facility, and

•                  To make a dividend payment of $899.0 million to its parent, Mission Energy Holding Company (MEHC), which enabled MEHC to purchase approximately $795.7 million of its 13.50% Senior Secured Notes due 2008 (the “MEHC Senior Secured Notes”).

MEHC and EME expect to record (in the aggregate) a pre-tax loss of approximately $242 million ($148 million after tax) on early extinguishment of debt during the second quarter of 2007.

The amendments to the indentures pursuant to which the EME 2009 Senior Notes, the MWG Second Priority Senior Secured Notes and the MEHC Senior Secured Notes were issued and to the security agreement for the MEHC Senior Secured Notes, which were proposed in connection with the tender offers and consent solicitations, are now operative. The amendments to the indentures and the security agreement eliminate substantially all the restrictive covenants, eliminate or modify several events of default and eliminate or modify related provisions contained in each indenture and, in the case of the MWG Second Priority Senior Secured Notes and the MEHC Senior Secured Notes, release the collateral securing such notes.

The Senior Notes have been offered and sold within the United States only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

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Rosemead, Calif.-based Edison International (NYSE:EIX) is an electric power generator and distributor, and an investor in infrastructure and renewable energy projects with assets totaling more than $36 billion. The company is comprised of a regulated utility, Southern California Edison, and an unregulated group of business units, Edison Mission Group (EMG). MEHC, EME and MWG are subsidiaries of EMG.  The California Public Utilities Commission does not regulate the terms of EMG’s products and services.